Exhibit 15.2

 CONSENT OF CSA GLOBAL CONSULTANTS CANADA LTD.

We, ERM Consultants Canada Ltd. dba CSA Global Consultants Canada Ltd., in connection with Arras Minerals Corp.’s Annual Report on Form 20-F for the fiscal year ended October 31, 2022 (the “Form 20-F”), consent to:

  the filing and use of the technical report summary titled “Beskauga Copper-Gold Project, Republic of Kazakhstan, Mineral Resource Estimate — S-K 1300 Technical Report Summary” (the “Technical Report Summary”), dated June 7, 2021, as an exhibit to and referenced in the Form 20-F or any amendment thereto;
  the use of and references to our name in connection with the Form 20-F or any amendment thereto and any such Technical Report Summary; and
  the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 20-F or any amendment thereto.

ERM CONSULTANTS CANADA LTD.
Date: February 24, 2023	By:	/s/ Neal Reynolds
	Name:	Neal Reynolds, PhD BSc. FAusIMM, MAIG, FSEG
	Title:	Partner